Exhibit 8.1

Subsidiaries of Hong Kong Television Network Limited

Name	Jurisdiction of incorporation	Percentage of interest held by HKTV
		Direct	Indirect
Attitude Holdings Limited	British Virgin Islands	—	100%
Best Intellect Limited	British Virgin Islands	100%	—
City Telecom (H.K.) Limited	Hong Kong	—	100%
Cosmo True Limited	British Virgin Islands	100%	—
Excel Billion Profits Limited	Hong Kong	—	100%
Golden Trinity Holdings Limited	British Virgin Islands	100%	—
HKTV Japan Company Limited	Japan	—	100%
Hong Kong Broadband Digital TV Limited	Hong Kong	—	100%
Hong Kong Broadband Television Company Limited	Hong Kong	—	100%
Hong Kong Media Production Company Limited	Hong Kong	—	100%
Hong Kong Mobile Television Network Limited	Hong Kong	—	100%
Hong Kong Mobile Television (Leasing) Limited	Hong Kong	—	100%
Hong Kong Music Network Limited	Hong Kong	—	100%
Hong Kong TV Shopping Network Company Limited	Hong Kong	—	100%
Leader Artiste Management Company Limited	Hong Kong	—	100%
Multi Talent Enterprise Limited	British Virgin Islands	100%	—
Talent Ascent Limited	British Virgin Islands	100%	—